UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________

Amendment No. 4

to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

EXABYTE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	84-0988566
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)
1685 38th Street, Boulder, Colorado	80301
(Address of principal executive offices)	(zip code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: [ ]

Securities Act registration statement file number to which this form relates: ____________ (if applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

Title Of Each Class To Be So Registered	Name of Each Exchange On Which Each Class Is To Be Registered
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

Item 1.        Description of Registrant's Securities to be Registered.

Preliminary Note

        This amendment to the registration statement on Form 8-A amends and restates the description of Exabyte Corporation's common stock, $.001 par value, originally contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on October 9, 1989, as amended by Amendment No. 1 filed on October 13, 1989, Amendment No. 2 filed on February 15, 2001, and Amendment No. 3 filed on September 21, 2001. The rights to purchase Series A junior participating preferred stock previously registered on our Form 8-A, as so amended, have expired and are no longer of any force or effect.

Authorized Capital Stock

        Our restated certificate of incorporation provides for authorized capital stock of 100,000,000 shares of common stock, $.001 par value, and 30,000,000 shares of preferred stock, $.001 par value.

Staggered Board of Directors

        We have a staggered board of directors that is divided into three classes. Directors serve for a term of three years each. A director may be removed with cause by a majority of all of the outstanding shares of capital stock entitled to vote generally in the election of directors. A director may only be removed without cause by holders of at least 66 2/3% of all of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Common Stock

        The voting, dividend and liquidation rights of the holders of common stock are subject to and qualified by the rights of holders of preferred stock of any series as may be designated by the board of directors upon any issuances of the preferred stock of any series.

        Holders of the common stock are entitled to one vote for each share held at all meetings of stockholders, including the election of directors. There is no cumulative voting, and holders of the common stock do not have preemptive rights.

        Dividends may be declared and paid on the common stock from funds lawfully available therefore as and when determined by the board of directors and subject to any preferential dividend rights of any then outstanding preferred stock.

        Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to receive all assets of the Company available for distribution, subject to any preferential rights of any then outstanding preferred stock.

Preferred Stock

General

        Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the designation, preferences, powers and relative, participating, optional and other rights, qualifications, limitations and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price and liquidation preference and to fix the number of shares to be included in any such series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

        We have issued and outstanding as of the date of this registration statement Series G convertible preferred stock, Series H convertible preferred stock and Series I convertible preferred stock. The following descriptions of these series of preferred stock are each qualified in their entirety by reference to the applicable documents included as exhibits to this registration statement and incorporated herein by reference.

        Series G Preferred Stock

        We have designated 1,500,000 shares of our authorized capital stock as Series G convertible preferred stock, all of which are outstanding. The Series G preferred stock ranks senior to our common stock. The terms of the Series G preferred stock prohibit us from creating a class of securities having preferences senior to the Series G preferred stock without the prior unanimous consent of the holders of the Series G preferred stock. Holders of the Series G preferred stock, in preference to the holders of Exabyte common stock and any other stock of Exabyte that is not by its terms expressly senior to in right of payment to the Series G preferred stock, collectively referred to as junior stock, shall be entitled to received dividends, when and as declared by the board of directors, out of funds that are legally available for such purpose. Shares of Series G preferred stock accrue dividends at a rate of 9% per annum on the aggregate original issue price and are compounded if not paid on each annual anniversary of the original issue date, April 16, 2001. Dividends must be paid in cash unless prohibited by any agreement in existence on the original issue date, in which case they are payable in a number of shares of common stock calculated by dividing the dividend amount by $2.00 per share. As of the date of this registration statement, our bank credit agreement in existence on the original issue date of the shares of Series G preferred stock, which agreement we intend to replace with a new credit facility, prohibits the payment of cash dividends.

        In addition to the preferential dividend, holders of the Series G preferred stock are entitled to receive any dividends declared by the board of directors upon shares of common stock or any other junior stock on an as-converted basis.

        Upon any liquidation, dissolution or winding up of Exabyte, holders of Series G preferred stock are entitled to receive, before any distribution or payment is made to the holders of any junior stock, an amount equal to the original per share purchase price plus all accrued but unpaid dividends on the Series G preferred stock. After payment of the full liquidation preference, the remaining funds and other assets of Exabyte legally available for distribution, if any, shall be distributed pro rata among the holders of the common stock and the Series G preferred stock on an as-converted basis.

        Except as required by law or Exabyte's restated certificate of incorporation, as amended ("certificate of incorporation"), holders of Series G preferred stock vote with the common stock on all matters submitted to a vote of the stockholders, including the election of directors, and may cast a number of votes equal to the number of shares of common stock into which the shares of Series G preferred stock may then be converted.

Each share of Series G preferred stock may be converted, at the option of the holder, into a number of shares of common stock equal to the original issue price of $2.00, divided by $2.40 per share. The Series G conversion price is subject to adjustment to give effect to any stock split, common stock dividend, reclassification, reorganization or other similar changes in Exabyte capital common stock.

        Beginning on April 16, 2003, we can redeem the Series G preferred stock if the closing price of our common stock for each of the preceding 30 trading days is greater than the conversion price of the Series G preferred stock. The liquidation value is $2.00 per share, plus accrued but unpaid dividends.

        Exabyte may not, without the prior approval of all of the shares of Series G preferred stock, take any of the following actions:

          --     amend or change the rights, preferences, privileges or powers of, or the restrictions for the benefit of, the Series G preferred stock so as to adversely affect the rights, preferences, privileges or powers of the Series G shares;

          --     authorize, create or issue shares of any class of stock having preferences superior to the Series G preferred stock;

          --     reclassify outstanding shares into shares having preferences or priorities as to dividends or assets senior to the preference of the Series G preferred stock;

          --     amend Exabyte's certificate of incorporation so as to adversely affect the rights of the Series G preferred stock;

          --     declare or pay a dividend on the common stock other than a dividend payable solely in shares of common stock, and except when paid in accordance with the terms of the Series G preferred stock; or

          --     enter into any acquisition or asset transfer, as such terms are defined in the
                  Series G preferred stock certificate of designation.

        The holders of Series G preferred stock have registration rights for the Series G preferred stock, the shares of common stock issuable upon conversion of the Series G preferred stock and the shares of common stock that may be issued as payment of dividends on the Series G preferred stock.

        Series H Preferred Stock

        We have designated 9,650,000 shares of our authorized capital stock as Series H convertible preferred stock, all of which are outstanding. No dividends are payable on the Series H preferred stock.

        Upon any liquidation, dissolution or winding up of Exabyte, before any distribution or payment is made to holders of common stock and any other stock of Exabyte that is not expressly senior in any right of payment to the Series H preferred stock, the Series H preferred stock is entitled to be paid a preferential payment in an amount equal to $1.00 per share. The Series H preferred stock is pari passu to the outstanding Series G preferred stock. After payment in full of the liquidation preference of the Series H preferred stock and any other outstanding series of preferred stock, any remaining assets shall be distributed pro rata among the holders of the common stock and any convertible preferred stock on an as-converted basis.

        Holders of the Series H preferred stock vote with the holders of outstanding shares of common stock (and not as a separate class) at any annual or special meeting of the stockholders of Exabyte. Each holder of Series H preferred stock is entitled to a number of votes equal to the whole number of shares of common stock into which the holders' aggregate number of shares of Series H preferred stock are convertible immediately after the close of business on the record date fixed for any meeting of the stockholders.

        At the option of the holders, the Series H preferred stock may be converted at any time into fully paid and nonassessable shares of Exabyte common stock. The number of shares of common stock into which the shares of Series H preferred stock are converted will be determined by multiplying the Series H conversion rate then in effect by the number of shares of Series H preferred stock being converted. The Series H preferred stock conversion rate will initially be the original issuance price of the Series H preferred stock ($1.00) divided by the initial conversion price ($1.00), resulting in a conversion ration of 1:1, subject to adjustment for any stock splits, common stock dividends, reclassifications, reorganizations or similar changes affecting the Series H preferred stock.

        Commencing on November 9, 2003, Exabyte has the right to redeem some or all of the then outstanding shares of Series H preferred stock at a price per share of $3.00, if the closing price of the common stock on each of the 30 consecutive trading days prior to the date that Exabyte seeks to redeem Series H shares is greater than $3.00.

        Exabyte may not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series H preferred stock, which vote or consent shall not be unreasonably withheld or delayed, take any of the following actions:

          --     amend or change the rights, preferences, privileges or powers of, or the restrictions for the benefit of, the Series H preferred stock so as to adversely affect the rights, preferences, privileges or powers of the Series H shares;

          --     authorize, create or issue shares of any class of stock having preferences superior to the Series H preferred stock;

          --     reclassify outstanding shares into shares having preferences or priorities as to dividends or assets senior to the preference of the Series H preferred stock;

          --     amend Exabyte's certificate of incorporation so as to adversely affect the rights of the Series H preferred stock; or

          --     enter into any acquisition or asset transfer, as such terms are defined in the
                  Series H preferred stock certificate of designation.

        Under the terms of the merger of Ecrix Corporation into a subsidiary of Exabyte, which occurred in November 2001, we agreed that three persons designated by Ecrix would be nominated for election to the Exabyte board. As a result, three Ecrix designees were elected and serve as members of our board of directors. We also agreed that Exabyte's board would continue to include three directors (or such greater number of directors as shall constitute the maximum number of members that represent a numerical minority of the board) who are nominated by the Ecrix designees. Upon the death, resignation or removal of any Ecrix designee, Exabyte will cause the vacancy to be filled by a subsequent designee recommended by the remaining Ecrix designees then serving on the board. However, the total number of directors that may be designated by the Ecrix designees is subject to the following: If at any time the holders of Series H preferred stock beneficially own less than 30% of the voting power of all classes of Exabyte's voting securities, the number of directors we are obligated to include on the board of directors will be reduced so that the number of these designees expressed as a percentage of the entire board of directors is approximately equal to the percentage of the outstanding voting power then beneficially owned by the holders of Series H preferred stock rounded to the nearest whole directorship but in any event not a majority; provided, that if the holders of Series H preferred stock beneficially own less than 10% of the outstanding voting power of all classes of Exabyte's voting securities, the number of Ecrix designees is zero.

        The holders of Series H preferred stock have demand and piggyback registration rights for the common stock issuable upon conversion of the Series H preferred stock.

        Series I Preferred Stock

        We have designated 10,000,000 shares of our authorized capital stock as Series I convertible preferred stock, of which 3,901,200 shares are outstanding. Upon approval by the stockholders of Exabyte, Exabyte will issue an additional 3,888,800 shares of Series I preferred stock. The Series I preferred stock is senior to other Exabyte stock. The terms of the Series I preferred stock prohibit us from creating a class of securities having preferences senior to the Series I preferred stock without the prior affirmative vote or written consent of not less than 2/3 of the outstanding shares of Series I preferred stock.

        Holders of Series I preferred stock, in preference to the holders of Exabyte common stock, Series G preferred stock, Series H preferred stock and any other stock of Exabyte that is not by its terms expressly senior to in right of payment to the Series I preferred stock, shall be entitled to receive dividends, when, as and if declared by the board of directors, out of funds legally available for such purpose. Shares of Series I preferred stock accrue dividends at a rate of 12% per annum of the original issue price ($1.00) and are compounded if not paid on a quarterly basis commencing on June 30, 2002. However, on the earlier of January 1, 2007 or the date of a change in control (as defined in the Series I preferred stock certificate of designation), the dividend rate will increase to 15% per annum. Dividends are payable in cash; however, Exabyte cannot declare or pay any cash dividends for so long as we are prohibited from doing so by any existing or future agreements governing Exabyte's indebtedness for borrowed money. As of the date of this registration statement, our bank line of credit agreement prohibits the payment of cash dividends.

        In addition to the preferential dividend, holders of the Series I preferred stock are entitled to receive any dividends declared by the board of directors upon shares of common stock, whether in cash or other property, on an as-converted basis. The foregoing provisions do not restrict the payment of dividends on the common stock or Series G preferred stock payable solely in shares of common stock, for which an adjustment is made to the conversion price of the Series I preferred.

        Upon any liquidation, dissolution or winding up of Exabyte, holders of Series I preferred stock are entitled to receive, before any distribution or payment is made to the holders of any junior stock, an amount equal to two times the original per share purchase price plus all accrued but unpaid dividends on the Series I preferred stock. The liquidation value will increase to $3.00 per share on the earlier of January 1, 2007 or the date of a change in control (as defined in the Series I preferred stock certificate of designation). If a change in control occurs prior to May 17, 2004, such step-up will not be effective until 30 days following the date of such change in control. After payment of the full liquidation preference of all shares of junior stock having a preference on liquidation over the common stock, the remaining funds and other assets of Exabyte legally available for distribution, if any, shall be distributed pro rata among the holders of the common stock and the Series I preferred stock on an as-converted basis.

        Except as otherwise required by law, holders of Series I preferred stock vote with the common stock (and not as a separate class) and may cast a number of votes equal to the number of votes determined by dividing the original issue price of $1.00 by the closing price of the common stock on May 17, 2002 (which was $1.00). Such voting rights are to be adjusted for any stock splits, stock dividends or similar transactions affecting the common stock after May 17, 2002.

        Each share of Series I preferred stock may be converted, at the option of the holder, into a number of shares equal to the original issue price of $1.00 divided by $.5965, subject to adjustments, multiplied by the number of shares of Series I preferred stock being converted. The conversion ratio is subject to adjustment for any stock splits, stock dividends, reclassifications, mergers or similar events. The Series I preferred stock will automatically convert into shares of common stock at the then conversion rate at the close of business on the date when all of the following conditions are satisfied:

          --     the closing sale price of our common stock has been $4.00 or more per share for a period of 30 consecutive trading days and the average daily trading volume of the common stock has exceeded 100,000 shares during such period, subject to adjustments;

          --     resales of shares of the Series I preferred stock are covered by an effective registration statement filed with the Securities and Exchange Commission at all times during such 30-day period; and

          --     all outstanding shares of Series G preferred stock and Series H preferred stock are previously or simultaneously converted into shares of common stock in accordance with their respective terms.

        On the earlier of May 17, 2003 or the date of a change in control, we have the right, but not the obligation, to redeem some or all of the shares of the then outstanding Series I preferred stock at a price per share equal to the liquidation value.

        Exabyte may not, without first obtaining the affirmative vote or written consent of not less than 2/3 of the outstanding shares of Series I preferred stock take any of the following actions:

          --     amend or change the rights, preferences, privileges or powers of, or the restrictions for the benefit of, the Series I preferred stock so as to adversely affect the rights, preferences, privileges or powers of the Series I shares;

          --     authorize, create or issue shares of any class of stock having preferences superior to the Series I preferred stock;

          --     reclassify outstanding shares into shares having preferences or priorities as to dividends or assets senior to the preference of the Series I preferred stock;

          --     amend Exabyte's certificate of incorporation, so as to adversely affect the rights of the Series I preferred stock;

          --     declare or pay a dividend on the common stock or other junior securities other than a dividend on the common stock or the Series G preferred stock payable solely in shares of common stock; or

          --     enter into any acquisition or asset transfer, as such terms are defined in the
                  Series I preferred stock certificate of designation.

        In accordance with the Series I purchase agreement, Exabyte's bylaws were amended to provide limitations on the grant of stock options, the issuance of conversion or other rights exercisable to purchase common stock, and certain arrangements for the sale of common stock, unless stockholder approval is obtained.

        The Series I purchase agreement contains a price protection provision for the Series I preferred stock that applies if, for a period of 270 days from May 17, 2002, we sell or enter into an agreement to sell shares of our common stock, or issue options or other rights to receive shares of common stock, at a price per share that is less than the then-effective conversion price of the Series I preferred stock. The difference between the conversion price and the price in the dilutive issuance is payable in cash; or, subject to stockholder approval of the transactions contemplated by the Series I purchase agreement, alternatively holders of the Series I preferred stock may exchange Series I preferred shares for securities issued in the dilutive issuance at the price reflected in the dilutive issuance.

        The Series I purchase agreement provides for the potential issuance of warrants in certain circumstances. If we redeem or otherwise retire the Series I preferred stock (other than pursuant to a conversion of Series I preferred or a reclassification or exchange of Series I preferred stock for other securities that preserve in all respects the benefits of the conversion rights of the Series I preferred stock), we will issue to each former holder of the Series I preferred shares so redeemed for no additional consideration, warrants representing the right to acquire the number of shares of our common stock equal to the number of shares of common stock issuable upon conversion of the shares of Series I preferred stock redeemed, at a per-share price equal to the conversion price of the Series I preferred stock (which is currently $.5965) in effect on the date of redemption.

        Under the Series I purchase agreement, Exabyte has the right for up to 120 days from May 17, 2002, to issue all or any portion of the balance of the 10,000,000 authorized shares of Series I preferred stock that are not issued pursuant to the Series I purchase agreement at one or more closings; provided, however, that:

          --     such additional issuances are on terms no less favorable to Exabyte than those set forth in the Series I purchase agreement,

          --     the issuances are effective pursuant to a purchase agreement substantially identical to the Series I purchase agreement, and

          --     any new investors are reasonably satisfactory to each of the purchasers party to the Series I purchase agreement.

        Under the terms of the Series I purchase agreement, after obtaining stockholder approval of the transactions contemplated by the agreement, Exabyte will enlarge its board of directors to a total of eight, and one of the holders of Series I preferred stock, Meritage Private Equity Fund, L.P., will be permitted to designate the new director. Meritage currently has one representative on the board as a result of the merger of Ecrix Corporation into a subsidiary of Exabyte.

        The holders of Series I preferred stock have registrations rights for the Series I preferred stock, the warrants which may be issued upon the redemption or other involuntary retirement of the Series I preferred stock, and the common stock issuable upon conversion of the Series I preferred stock and exercise of any such warrants.

Warrants to Purchase Common Stock

        Exabyte issued a warrant to Broadview Holdings, LLC as partial consideration for financial advisory services provided to us by an affiliate of Broadview Holdings, LLC. The warrant is for the purchase of up to 150,000 shares of common stock at an exercise price of the warrant is $1.50 per share. The warrant expires on June 18, 2002.

        Exabyte has also issued a warrant to Meritage Private Equity Fund, L.P., which, along with certain affiliated entities, owns shares of our common stock, our Series H preferred stock and our Series I preferred stock, to purchase 100,000 shares of common stock at an exercise price of $0.83 per share. The warrant expires on April 23, 2012.

        Under the terms of the Series I purchase agreement, in the event the Series I preferred stock is redeemed or other involuntarily retired, Exabyte will issue to the holders of the Series I preferred stock warrants to purchase a number of shares of our common stock equal to the number of shares issuable upon conversion of the Series I preferred stock, at a per-share price equal to the conversion price in effect on the date of such redemption. See also the description of our Series I preferred stock above.

Section 203 of the Delaware General Corporation Law

        Our certificate of incorporation expressly states that we have elected to be governed by Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination", as defined in clause (c)(3) of that section, with an "interested stockholder", as defined in clause (c)(5) of that section, for a period of three years after the date of the transaction in which the stockholder became an interested stockholder.

Stockholders Meetings

        Only our Chairman of the Board, our President or a majority of our board of directors may call a special meeting of our stockholders.

No Action by Written Consent

        Our certificate of incorporation prohibits our stockholders from taking any action by written consent in lieu of a meeting of stockholders.

Limitations on Liability of Officers and Directors

        Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law.

        Article 5 of our by-laws provides that to the fullest extent permitted under the DGCL, Exabyte will indemnify its directors and executive officers, including the advancement of expenses. The by-laws provide, however, that we are not required to indemnify any director or executive officer in connection with any proceeding initiated by such person against Exabyte or its directors, officers, employees or agent, unless such indemnification is expressly required by law, the proceeding was authorized by the Board of Directors or such indemnification is provided by Exabyte in its sole discretion.

        In addition, we have entered into contractual agreements with our directors and executive officers whereby we have agreed to indemnify them against any expenses, amounts paid in settlement or other amounts incurred by them by reason of the fact that they were directors or officers of Exabyte.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Change in Control

        We have taken a number of actions that may deter a hostile takeover or delay or prevent a change in control, including the following:

          --     classifying the board of directors into three classes;

          --     authorizing a significant amount of common and preferred stock which we may issue without stockholder approval;

          --     authorizing the board of directors to determine voting rights and other provisions of preferred stock;

          --     requiring that stockholder action take place at a meeting of stockholders and not by written consent;

          --     requiring advance notice of stockholder proposals and director nominations;

          --     providing that only the board of directors may increase the authorized number of directors; and

          --     requiring that only our Chairman of the Board, President or a majority of directors may call special stockholder meetings.

Item 2.        Exhibits
Instruments Defining the Rights of Holders of Common Stock

Exhibit No.	Description of Exhibit

1.1

Restated Certificate of Incorporation (incorporated by reference to an exhibit to Exabyte's registration statement on Form S-1 (Reg. No. 33-30941) filed with the Securities and Exchange Commission ("Commission") on September 8, 1989, as amended by Amendment Nos. 1 and 2 filed on October 12, 1989 and October 16, 1989, respectively)

1.2	Amendment to Restated Certificate of Incorporation filed with the Secretary of State of Delaware November 9, 2001

1.3(a)

Certificate of Designation of Series G Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 to Exabyte's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 filed with the Commission on April 27, 2001).

1.3(b)	Certificate of Correction of Certificate of Designation of Series G Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on May 8, 2001

1.4

Certificate of Designation of Series H Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 of Exabyte's annual report on Form 10-K for the fiscal year ended December 29, 2001 filed with the Commission on March 25, 2002).

1.5	Certificate of Designation of Series I Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to Exabyte's Current Report on Form 8-K filed with the Commission on May 20, 2002.

2	Amended and Restated Bylaws of the Company, effective as of May 16, 2002

3

Exabyte Share Purchase Agreement between Exabyte and State of Wisconsin Investment Board (incorporated by reference to Exhibit 10.19 to Exabyte's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 filed with the Commission on April 27, 2001).

4

Agreement and Plan of Merger dated as of August 22, 2001 among Exabyte, Bronco Acquisition, Inc., Ecrix Corporation, Certain Lenders, and Certain Investors (incorporated by reference to Exhibit 2.1 to Exabyte's registration statement on Form S-4 (Reg. No. 333-69808), filed with the Commission on September 21, 2001, as amended by Amendment Nos. 1 and 2 filed with the Commission on October 5, 2001 and October 9, 2001, respectively).

5

Series I Preferred Stock Purchase Agreement dated as of May 17, 2002 by and among Exabyte and Certain Purchasers (incorporated by reference to Exhibit 10.1 to Exabyte's Current Report on Form 8-K filed with the Commission on May 20, 2002)

6	Amendment No. 1 to Series I Preferred Stock Purchase Agreement dated as of May 29, 2002.

7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.3 to Exabyte's Current Report on Form 8-K filed with the Commission on May 20, 2002).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	June 7, 2002	By	/s/ Stephen F. Smith
Stephen F. Smith
Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Instruments Defining the Rights of Holders of Common Stock

Exhibit No.	Description of Exhibit

1.1

Restated Certificate of Incorporation (incorporated by reference to an exhibit to Exabyte's registration statement on Form S-1 (Reg. No. 33-30941) filed with the Securities and Exchange Commission ("Commission") on September 8, 1989, as amended by Amendment Nos. 1 and 2 filed on October 12, 1989 and October 16, 1989, respectively)

1.2	Amendment to Restated Certificate of Incorporation filed with the Secretary of State of Delaware November 9, 2001

1.3(a)

Certificate of Designation of Series G Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 to Exabyte's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 filed with the Commission on April 27, 2001).

1.3(b)	Certificate of Correction of Certificate of Designation of Series G Convertible Preferred Stock filed with the Secretary of State of the State of Delaware on May 8, 2001

1.4

Certificate of Designation of Series H Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 of Exabyte's annual report on Form 10-K for the fiscal year ended December 29, 2001 filed with the Commission on March 25, 2002).

1.5	Certificate of Designation of Series I Convertible Preferred Stock (incorporated by reference to Exhibit 10.2 to Exabyte's Current Report on Form 8-K filed with the Commission on May 20, 2002.

2	Amended and Restated Bylaws of the Company, effective as of May 16, 2002

3

Exabyte Share Purchase Agreement between Exabyte and State of Wisconsin Investment Board (incorporated by reference to Exhibit 10.19 to Exabyte's Annual Report on Form 10-K for the fiscal year ended December 30, 2000 filed with the Commission on April 27, 2001).

4

Agreement and Plan of Merger dated as of August 22, 2001 among Exabyte, Bronco Acquisition, Inc., Ecrix Corporation, Certain Lenders, and Certain Investors (incorporated by reference to Exhibit 2.1 to Exabyte's registration statement on Form S-4 (Reg. No. 333-69808), filed with the Commission on September 21, 2001, as amended by Amendment Nos. 1 and 2 filed with the Commission on October 5, 2001 and October 9, 2001, respectively).

5

Series I Preferred Stock Purchase Agreement dated as of May 17, 2002 by and among Exabyte and Certain Purchasers (incorporated by reference to Exhibit 10.1 to Exabyte's Current Report on Form 8-K filed with the Commission on May 20, 2002)

6	Amendment No. 1 to Series I Preferred Stock Purchase Agreement dated as of May 29, 2002.

7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.3 to Exabyte's Current Report on Form 8-K filed with the Commission on May 20, 2002).